As filed with the Securities and Exchange Commission on October 14, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Reservoir Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-3584204
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

75 Varick Street, 9th Floor

New York, New York 10013

(Address, including zip code, of registrant’s principal executive offices)

Reservoir Media, Inc. 2021 Omnibus Incentive Plan

(Full title of the plan)

Golnar Khosrowshahi

Chief Executive Officer

c/o Reservoir Media, Inc.

75 Varick Street, 9th Floor

New York, New York 10013

(212) 675-0541

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David S. Huntington, Esq.

Jeffrey D. Marell, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $0.0001 par value per share (the “Common Stock”)(3)	9,726,247	$8.87	$86,271,811	$7,998

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares of the Common Stock that may, with respect to the shares of the Common Stock registered hereunder, become issuable by reason of any stock dividends or other distributions, stock splits, recapitalization or other similar transactions.
(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share of the Common Stock was determined based on the average of the high and low prices per share of the Common Stock as reported by The Nasdaq Stock Market LLC on October 12, 2021.
(3)	Represents 9,726,247 shares of the Common Stock available for future issuance under the Reservoir Media, Inc. 2021 Omnibus Incentive Plan.

EXPLANATORY NOTE

Reservoir Media, Inc. (formerly known as Roth CH Acquisition II Co.), a Delaware corporation (the “Company”), has prepared this registration statement in accordance with the requirements of Form S-8 (this “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to register 9,726,247 shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”) that are reserved for issuance or may become issuable in respect of awards under the Reservoir Media, Inc. 2021 Omnibus Incentive Plan (the “2021 Incentive Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of the instructions to the Registration Statement on Form S-8 will be sent or given to participants in the 2021 Incentive Plan as required by Rule 428(b)(1) promulgated under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will provide a written statement to participants in the 2021 Incentive Plan pursuant to Rule 428(b) promulgated under the Securities Act, advising them of the availability, without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), as well as a statement that such documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Reservoir Media, Inc. at 75 Varick Street, 9th Floor, New York, New York 10013, Attention: Office of the General Counsel, Telephone: (212) 675-0541.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated by reference into, and shall be deemed to be a part of, this Registration Statement:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Commission on March 29, 2021;

•	the Company’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2021 and June 30, 2021 filed with the Commission on May 24, 2021 and August 6, 2021, respectively;

•	the Company’s Current Reports on Form 8-K filed with the Commission on February 26, 2021, April 15, 2021, May 12, 2021, June 4, 2021, June 28, 2021, July 27, 2021, July 28, 2021 (as amended by the Company’s Current Reports on Form 8-K/A filed with the Commission on July 28, 2021 and August 16, 2021), August 5, 2021 and August 9, 2021;

•	the Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act relating to the Company’s registration statement on Form S-1 (file no. 333-257610) filed with the Commission on July 30, 2021 (as amended, including all exhibits thereto); and

•	the description of the Common Stock set forth in the Company’s registration statement on Form S-1 (file no. 333-257610) filed with the Commission on July 1, 2021, as amended on July 23, 2021 and July 26, 2021 (including any amendments or reports filed for the purpose of updating such description).

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into, and shall be deemed to be a part of, this Registration Statement from the date of the filing of such reports or other documents; provided, however, that, unless expressly incorporated by reference into this Registration Statement, documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement under any circumstances.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such earlier document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Company’s second amended and restated certificate of incorporation (the “Certificate of Incorporation”) contains provisions limiting the liability of the members of the Company’s board of directors, and the Company’s amended and restated bylaws (the “Bylaws”) provide that the Company will indemnify each of the members of the Company’s board of directors and officers to the fullest extent permitted under Delaware law. The Bylaws also provide the board of directors with discretion to indemnify employees and agents of the Company.

The Company intends to enter into indemnification agreements with each of its directors and executive officers and certain other key employees. The indemnification agreements provide that the Company will indemnify each of its directors and executive officers and such other key employees against any and all expenses incurred by such director, executive officer or other key employee because of his or her status as one of the Company’s directors, executive officers or other key employees, as applicable, to the fullest extent permitted by Delaware law, the Certificate of Incorporation and the Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, the Company will advance all expenses incurred by its directors, executive officers and other key employees in connection with a legal proceeding involving his or her status as one of the Company’s directors, executive officers or other key employees, as applicable.

The Company maintains insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by its directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibits	Description

3.1	Second Amended and Restated Certificate of Incorporation of Reservoir Media, Inc. (incorporated by reference to Exhibit 3.1 to Reservoir Media, Inc.’s Current Report on Form 8-K filed with the SEC on July 28, 2021).

3.2	Amended and Restated Bylaws of Reservoir Media, Inc. (incorporated by reference to Exhibit 3.2 to Reservoir Media, Inc.’s Current Report on Form 8-K filed with the SEC on July 28, 2021).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

10.1*	Reservoir Media, Inc. 2021 Omnibus Incentive Plan.

10.2*	Form of Non-Employee Director Restricted Stock Unit Award Agreement.

10.3*	Form of Nonqualified Stock Option Award Agreement.

10.4*	Form of Restricted Stock Unit Award Agreement.

10.5*	Form of Stock Award Agreement.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Reservoir Media, Inc.

23.2*	Consent of Marcum LLP, independent registered public accounting firm for Roth CH Acquisition II Co.

23.3*	Consent of Prager Metis CPAs LLC, independent auditor for Tommy Boy Music, LLC.

23.4*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages to this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a)        The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Reservoir Media, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on October 14, 2021.

RESERVOIR MEDIA, INC.

By:	/s/ Golnar Khosrowshahi
	Name:	Golnar Khosrowshahi
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Golnar Khosrowshahi and Jim Heindlmeyer, acting alone or together with another attorney-in-fact, as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Commission any and all amendments (including post-effective amendments) to this Registration Statement, together with all schedules and exhibits thereto, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on, sign and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, or any of their respective substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on October 14, 2021 by the following persons in the capacities indicated.

Signature	Title

/s/ Golnar Khosrowshahi	Chief Executive Officer and Director
Golnar Khosrowshahi	(Principal Executive Officer)

/s/ Jim Heindlmeyer	Chief Financial Officer
Jim Heindlmeyer	(Principal Financial and Accounting Officer)

/s/ Rell Lafargue	President, Chief Operating Officer and Director
Rell Lafargue

/s/ Stephen M. Cook	Director
Stephen M. Cook

/s/ Helima Croft	Director
Helima Croft

/s/ Ezra S. Field	Chair of the Board of Directors
Ezra S. Field

/s/ Neil de Gelder	Director
Neil de Gelder

/s/ Jennifer G. Koss	Director
Jennifer G. Koss

/s/ Adam Rothstein	Director
Adam Rothstein

/s/ Ryan P. Taylor	Director
Ryan P. Taylor